EXHIBIT 99

                 [The First American Financial Corporation Logo]

                    THE FIRST AMERICAN FINANCIAL CORPORATION
 1 First American Way o Santa Ana, California o (714) 800-3000 o (800) 854-3643

Contact:
Tom Klemens                                           NEWS FOR IMMEDIATE RELEASE
Executive Vice President
& Chief Financial Officer
(714) 800-4402


     FIRST AMERICAN FINANCIAL TO ADOPT NEW ACCOUNTING TRANSITION RULES FOR TAX SERVICE CONTRACTS

     SANTA ANA, Calif., - Jan. 18, 2000 - The First American Financial Corporation (NYSE: FAF), the nation's leading provider of business information and related products and services, today announced that its tax service division will adopt the new transition provisions of Staff Accounting Bulletin No. 101
(SAB) "Revenue Recognition in Financial Statements," which was finalized by the Securities and Exchange Commission (SEC) in December 1999. In conformity with the SAB, the company will restate and increase its operating earnings for 1999. This adjustment finalizes a series of changes instituted by the SEC concerning the way in which the tax service industry accounts for its revenue recognition.

     The company is the nation's second largest tax service provider with tax service contracts in place covering 15 million mortgage loans. The tax service division processes the payment of real estate taxes for mortgage lenders and monitors delinquent property taxes on behalf of those lenders. Because delinquent property taxes can lead to a tax lien and a possible forced sale of the property, thereby jeopardizing the lender's security, most mortgage lenders contract with tax service companies to process tax payments and to monitor delinquencies. Tax service contracts are created when the loan is funded. At that time, the lender pays a one-time fee, which obligates the tax service provider to monitor tax delinquencies and process tax payments during the life of the loan.

     Because tax monitoring and payment services are provided during the life of the loan, accounting principles require a deferral of the recognition of the tax service fee and the amortization of that fee over the expected service period.

     Effective Jan. 1, 1999, the SEC mandated a change in the industry standard deferral formula to decrease the recognition of tax service revenues in the early years of the contract. In December of 1999, the SEC clarified in the SAB its position and allowed the industry to take a one-time charge in order to increase deferred revenues on previously issued contracts. Thus, the new accounting treatment is applied to all contracts, including those issued before the accounting change.

     Accordingly, the company will restate its previously reported 1999 quarterly results and take a one-time first quarter 1999 after-tax charge of $55.6 million as a cumulative effect of an accounting change. The effect of the new accounting treatment will be to increase earnings per share, before the one-time charge, by 25 cents for the first nine months of 1999.

     "We are extremely pleased with the final outcome as determined by the SEC," stated Parker S. Kennedy, president of First American Financial. "The new accounting treatment will reflect more closely the true overall operational results of the tax service business, and will make the reported earnings of this division less cyclical in future years."

     The First American Financial Corporation, based in Santa Ana, Calif., is the nation's leading provider of business information and related products and services. The corporation's three primary business segments include: title insurance; real estate information and services, which includes mortgage origination, mortgage servicing and database products and services; and consumer information and services, which provides home warranties; automotive, subprime and direct-to-consumer credit reporting; property and casualty insurance;
property  and  automotive  insurance  tracking  services;   resident  screening;
pre-employment screening; lender-placed flood and hazard insurance; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

     Any statements in this document that look forward in time involve risks and uncertainties, including but not limited to the following: the effect of interest rate fluctuations; changes in the performance of the real estate markets; the effect of changing economic conditions; general volatility in the capital markets; the demand for and the acceptance of the company's products; changes in applicable government regulations; continued consolidation among the company's significant customers; consolidation among significant competitors: the impact of the legal proceedings commenced by the California attorney general and related litigation; the continued ability to identify businesses to be acquired; and changes in the company's ability to integrate businesses which its acquires. The company's actual results, performance or achievement could differ materially from those expressed in, or implied by, any forward-looking statements, and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do, what impact they will have on the results of operations or financial condition of the company.

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